Exhibit 99.3

VOTING INSTRUCTION CARD

Two Rivers Financial Group Employee Stock Ownership Plan

Please complete the two steps listed below and send this completed Voting Instruction Card to the Trustee by mail or email as follows:

Mail	Email
Reinhart Boerner Van Deuren 1000 North Water Street, Suite 1700 Milwaukee, WI 53202 Attention: Rebecca E. Greene	maier@professional-fiduciary.com

Your form must be received no later than 5:00 p.m. local time on February 20, 2026 in order for the Trustee to be able to record your voting instruction.

The undersigned, a participant (or beneficiary) in the ESOP, hereby directs John Michael Maier of Professional Fiduciary Services, LLC, in his capacity as special transaction trustee and independent fiduciary (the “Trustee”), to vote, as designated below, with respect to all the shares of common stock allocated to the ESOP account of the undersigned at the special meeting of shareholders of Two Rivers, which will be held on February 24, 2026 at 5:00 p.m., local time, at the main lobby of Two Rivers Bank & Trust, 222 N. Main St., Burlington, IA 52601 (the “special meeting”) and at any and all adjournments thereof in the manner set forth below. The Trustee is authorized to vote in his discretion upon such other business as may properly come before the special meeting or any adjournments thereof.

Step 1: Instruct the Trustee how to vote on each question below by marking one box only under each question. Please mark your vote by placing an "X" or checkmark in the appropriate box using dark ink only.

1.	With respect to the adoption of the Agreement and Plan of Merger, dated as October 29, 2025 (the “merger agreement”), among Two Rivers, First Mid Bancshares, Inc. (“First Mid”) and Star Sub LLC, a newly formed wholly-owned subsidiary of First Mid (“Star Sub”), pursuant to which Two Rivers will merge with and into Star Sub with Star Sub as the surviving entity and a wholly-owned subsidiary of First Mid, and the transactions contemplated therein (the “merger”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	With respect to the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Step 2: Sign and date this Voting Instruction Card below.

Dated: ________________, 2026

Signature of ESOP Participant

Printed Name